CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK,
PAR VALUE $0.00001 PER SHARE,
OF
BLEND LABS, INC.
Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Blend Labs, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:
That, the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (as amended, the “Certificate of Incorporation”), authorizes the issuance of 3,200,000,000 shares of capital stock, consisting of 1,800,000,000 shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), 600,000,000 shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock”), 600,000,000 shares of Class C Common Stock, par value $0.00001 per share, (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) and 200,000,000 shares of undesignated Preferred Stock, par value $0.00001 per share (“Preferred Stock”);
That, subject to the Certificate of Incorporation, the board of directors of the Company (the “Board”) is authorized to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.
That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Perpetual Preferred Stock”:
RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article VI of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock is hereby authorized, and the number of shares to be included in such series, and designation, powers, preferences, rights, and any qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as follows:
SECTION 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A

Preferred Stock shall be 150,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding and subject to Section 12(b)(iii)) by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.
SECTION 2. Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:
(a)on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);
(b)junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and
(c)senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).
SECTION 3. Definitions. As used herein for all purposes of this Certificate of Designations:
“Additional Shares” means any and all shares of Class A Common Stock, or any other securities convertible into, exercisable for, or exchangeable into shares of Class A Common Stock that are issued by the Company after the Original Issuance Date, other than (1) shares of Class A Common Stock issued pursuant to conversion of the Series A Preferred Stock as contemplated hereby and (2) the following shares of Class A Common Stock:
(a)shares of Class A Common Stock, or securities convertible, exercisable, or exchangeable into shares of Class A Common Stock, that are issued as a dividend or distribution to Holders of the Series A Preferred Stock (including such dividends or distributions payable in connection with dividends or distributions declared on another class or series of the Company’s Capital Stock, so long as Holders of Series A Preferred Stock participate in such dividend or distribution at the same time and on the same terms as the holders of such other class or series, such that the relative beneficial ownership of the Company’s Capital Stock beneficially owned by the Holders of the Series A Preferred Stock is not diluted by such dividend or distribution);
(b)shares of Common Stock, options or convertible securities issued by reason of a dividend, stock split, split-up, tender offer, or other distribution or issuance on shares of Class A Common Stock that is covered by Section 10(a)(i) through Section 10(a)(vi); provided that the requisite adjustment of the Conversion Rate is effected in accordance with the relevant Section;
(c)shares of Class A Common Stock, options or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a bona fide third party debt financing, equipment leasing or real property leasing transaction;
(d)shares of Class A Common Stock or options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a Company Stock Plan or any employment, consultancy, or compensation agreement or arrangement approved by the Board;
(e)shares of Class A Common Stock or convertible securities actually issued upon the exercise of options or shares of Class A Common Stock actually issued upon the conversion or exchange of convertible securities, in each case provided (i) such issuance is pursuant to the terms of such option or convertible security and (ii) such option or convertible security is outstanding as of the Original Issuance Date or is issued in compliance with the terms set forth in this Certificate of Designations and having obtained any requisite consent of the Requisite Holders with respect to such issuance;
(f)shares of Class A Common Stock, options or convertible securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; or
(g)shares of Class A Common Stock, options or convertible securities issued in connection with sponsored research, collaboration, license, development, marketing or other similar agreements or strategic partnerships.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates, (ii) portfolio companies (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Party and (iii) the Excluded Sponsor Parties shall not be deemed to be Affiliates of any Investor Party, the Company or any of the Company’s Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Class A Common Stock).
“Applicable Redemption Price” means the Change of Control Redemption Price, the Company Redemption Price, or the Holder Redemption Price, as applicable.
“Board” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the Amended and Restated Bylaws of the Company, as amended and as may be amended from time to time.
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” has the meaning set forth in the recitals above.
“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, its wholly-owned Subsidiaries and the employee benefit plans of the Company and its wholly-owned Subsidiaries, who files a Schedule TO or any schedule, form or report under the Exchange Act disclosing or with respect to whom it otherwise becomes known (through public disclosure or otherwise) to the Company that such person or group has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction in which (1) the holders of securities that represented 100% of the Voting

Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction in substantially the same proportion to each other as immediately prior to such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction; provided, however, that any such filing by the Founder shall be a Change of Control pursuant to this clause (a) only if such filing discloses that the Founder directly or indirectly beneficially owns more than 10% of the total voting power of the Voting Stock of the Company, excluding from the numerator and the denominator for the purpose of such calculation (i) any shares of Voting Stock, or such other common equity into which the Voting Stock has been reclassified, directly or indirectly beneficially owned by the Founder on the Original Issuance Date (including any shares of Voting Stock issuable upon conversion of Class B Common Stock held on such date) and (ii) any shares of Voting Stock, or such other common equity into which the Voting Stock has been reclassified, issued or issuable by the Company to the Founder pursuant to a Company Stock Plan after the Original Issuance Date;
(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person, or any recapitalization, reclassification or other transaction (other than the filing of any amendment to the Certificate of Incorporation solely to change the title of the Class A Common Stock from “Class A Common Stock” to “Common Stock” or a change in par value) in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than a transaction following which (1) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person or Parent Entity in such merger or consolidation transaction immediately after such transaction, and (2) in the case of a sale, transfer or lease of all or substantially all of the assets of the Company, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company; or
(c) shares of Class A Common Stock or shares of any other Capital Stock of the Company into which the Series A Preferred Stock is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a de-listing (other than as a result of a transaction described in clause (b) above).

For purposes of this definition, any transaction or event that constitutes a Change of Control under both clause (a) and clause (b) without giving effect to clause (b)(1) above will be deemed to be solely a Change of Control under clause (b) of such definition (subject to clause (b)(1)).
“Change of Control Effective Date” has the meaning set forth in Section 8(b).
“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, (i) in the case of a conversion pursuant to Section 8(a), the date on which the Company issues the shares of Class A Common Stock upon conversion of such share of Series A Preferred Stock and (ii) in the case of a Change of Control Redemption, the date on which the Company makes the payment in full of the Change of Control Redemption Price for such share of Series A Preferred Stock to the Holder thereof or to the Transfer Agent, irrevocably, for the benefit of such Holder.
“Change of Control Redemption” has the meaning set forth in Section 8(a).
“Change of Control Redemption Price” has the meaning set forth in Section 8(a).
“Class A Common Stock” has the meaning set forth in the recitals above.
“Class B Common Stock” has the meaning set forth in the recitals above.
“Class C Common Stock” has the meaning set forth in the recitals above.
“close of business” means 5:00 p.m. (New York City time).
“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Class A Common Stock on the NYSE on such date. If the Class A Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Class A Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or if the Class A Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Class A Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Class A Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and applicable U.S. Treasury Regulations promulgated thereunder.
“Common Dividend” has the meaning set forth in Section 4(a).

“Common Stock” has the meaning set forth in the recitals above.
“Company” has the meaning set forth in the recitals above.
“Company Stock Plan” means the Company’s 2012 Equity Incentive Plan, 2021 Equity Incentive Plan, Executive Incentive Compensation Plan, and any other plan approved by the Board for compensation of officers, directors, executives, employees, consultants, or advisors of the Company.
“Company Redemption Price” has the meaning set forth in Section 9(a)(i).
“Company Redemption Right” has the meaning set forth in Section 9(a)(i).
“Constituent Person” has the meaning set forth in Section 11(a).
“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.
“Conversion Date” has the meaning set forth in Section 7(a).
“Conversion Notice” has the meaning set forth in Section 7(a)(i).
“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate.
“Conversion Rate” means, for each share of Series A Preferred Stock, 307.6923 shares of Class A Common Stock, subject to adjustment as set forth in Section 10 and otherwise herein; provided that in no event will the Conversion Rate be adjusted in connection with any adjustment pursuant to Section 10(a)(vii) to be greater than 404.0729, which maximum shall be adjusted as necessary to reflect adjustments made to the Conversion Rate from time to time pursuant to Section 10(a)(i) through Section 10(a)(vi) and Section 10(a)(viii).
“Current Market Price” means, on a per share basis of Class A Common Stock, as of any date of determination, the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.
“DGCL” has the meaning set forth in the recitals above.
“Distributed Property” has the meaning set forth in Section 10(a)(iv).
“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Property” has the meaning set forth in Section 11(a).
“Excluded Sponsor Parties” has the meaning set forth in the Investment Agreement.
“Expiration Date” has the meaning set forth in Section 10(a)(iii).
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by the Board, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $50,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.
“Founder” shall mean Nima Ghamsari, co-founder of the Company.
“GAAP” shall mean the generally accepted accounting principles in the United States of America.
“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.
“Holder Redemption Price” has the meaning set forth in Section 9(b).
“Holder Redemption Right” has the meaning specified in Section 9(b).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company.
“Initial Change of Control Notice” has the meaning set forth in Section 8(b).
“Investment Agreement” means that certain Investment Agreement, between the Company and the Investor dated as of April 29, 2024, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.
“Investor” has the meaning set forth in the Investment Agreement.
“Investor Parties” means the Investor and each Permitted Transferee of the Investor to whom shares of Series A Preferred Stock or Class A Common Stock are transferred pursuant to Section 5.08(b)(i) of the Investment Agreement.
“Junior Stock” has the meaning set forth in Section 2(c).
“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share, plus any accrued and unpaid dividends (including any unpaid Participating Dividends).
“Market Disruption Event” means any of the following events:
(a)any suspension of, or limitation imposed on, trading of the Class A Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Class A Common Stock or options contracts relating to the Class A Common Stock on the Relevant Exchange; or
(b)any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Class A Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Class A Common Stock on the Relevant Exchange.
“Notice Deadline” has the meaning set forth in Section 8(b).
“Notice of Company Redemption” has the meaning set forth in Section 9(a)(ii).
“Notice of Holder Redemption” has the meaning set forth in Section 9(b).
“NYSE” means the New York Stock Exchange.

“Officer’s Certificate” means a certificate signed by the Head of Blend, the Head of Finance and Administration, Head of Legal, the Secretary, or any President or Vice President of the Company (whether or not designated by a number or numbers or word or words added before or after the title “President” or “Vice President”).
“Original Issuance Date” means the Closing Date, as defined in the Investment Agreement.
“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.
“Parity Stock” has the meaning set forth in Section 2(a).
“Participating Dividend” has the meaning set forth in Section 4(a).
“Permitted Transferee” has the meaning set forth in the Investment Agreement.
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.
“Preferred Stock” has the meaning set forth in the recitals above.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
“Redemption Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Applicable Redemption Price for each such share either to the Holder of such share or to the Transfer Agent, irrevocably, for the benefit of such Holder.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.
“Reorganization Event” has the meaning set forth in Section 11(a).
“Required Number of Shares” has the meaning set forth in Section 8(g).
“Requisite Holders” means the holders of a majority of the outstanding Series A Preferred Stock, voting as a single class on an as-converted basis.

“Senior Stock” has the meaning set forth in Section 2(b).
“Series A Preferred Stock” has the meaning set forth in Section 1.
“Series G Preferred Stock Warrant” means that certain Warrant to Purchase Class A Common Stock between the Company, OR Lending LLC, OR Tech Lending LLC, and OR BL LLC., dated as of July 2, 2021, as it may be amended from time to time.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.
“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Computershare Trust Company, N.A.
“Trigger Event” has the meaning set forth in Section 10(a)(viii).
“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series A Preferred Stock (subject to the limitations set forth herein) and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.
“VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “BLND <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).

SECTION 4. Dividends.
(a) Participating Dividends. Subject to obtaining the requisite approval pursuant to Section 12(b), dividends or distributions may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock and Parity Stock from time to time (a “Common Dividend”); provided that, notwithstanding anything to the contrary in this Certificate of Designations, at the time of such authorization, the Board or such committee authorizes an equivalent dividend or distribution on the Series A Preferred Stock (a “Participating Dividend”) such that (1) the Record Date and the payment date for such Participating Dividend occur on the same respective date as the Record Date and payment date for such Common Dividend and (2) the kind and amount of consideration payable per share of Series A Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable to holders of Junior Stock and Parity Stock in the Common Dividend in respect of a number of shares of Class A Common Stock that would be issuable upon conversion of a share of Series A Preferred Stock (pursuant to Section 6 without regard for any of the limitations on convertibility contained therein) immediately prior to the Record Date for such Common Dividend.
(b) Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Record Date but prior to the corresponding payment date for such dividend or distribution, the Holder of such shares as of such Record Date shall be entitled to receive such dividend or distribution, notwithstanding the conversion of such shares prior to the applicable payment date.
SECTION 5. Liquidation Rights.
(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Class A Common Stock (pursuant to Section 6 without regard for any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.
(a) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all

Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full, and the Company shall not make or agree to make any payments or distributions to holders of Junior Stock, or set aside any assets or amounts for payments for the benefit of holders of Junior Stock, in connection with such liquidation, dissolution, or winding up of affairs.
(b) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
SECTION 6. Right of the Holders to Convert.
(a) Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 7, to convert each share of such Holder’s Series A Preferred Stock at any time into (i) the number of shares of Class A Common Stock equal to the quotient of (A) the Liquidation Preference as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 10(i); provided that no such conversion by any Holder shall be permitted until the expiration or early termination of the applicable waiting period, if any, under the HSR Act with respect to any conversion of the Series A Preferred Stock by such Holder. The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).
(b) The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Class A Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.
SECTION 7. Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to Section 6(a):
(i)in the case of a conversion pursuant to Section 6(a), complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion

Notice”), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be conditional on a later time or the completion of a Change of Control or other corporate transaction as may be specified in such notice;
(ii)deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted; and
(iii)if required, furnish appropriate endorsements and transfer documents.
The “Conversion Date” means, with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 7(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice).
(a) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, no dividends shall accrue or be declared on any such shares of Series A Preferred Stock (subject to Section 4(b)), and such shares of Series A Preferred Stock shall cease to be outstanding.
(b) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Holder with the relevant procedures contained in Section 7(a) (and in any event no later than three (3) Trading Days thereafter; provided however that, if a written notice from the Holder in accordance with Section 7(a)(i) specifies a date of delivery for any shares of Class A Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Class A Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 10(i)) and, to the extent applicable, any cash, securities or other property issuable in connection therewith. Such delivery of shares of Class A Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of The Depository Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depository Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case, at their respective addresses as set forth in the Conversion Notice. In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(c) Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or redeemed or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion, redemption or other acquisition thereof and shall not be reissued as shares of such series. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.
(d) Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.
SECTION 8. Change of Control.
(a) Holder Rights Upon Change of Control. Upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock may, at such Holder’s election, effective as of immediately prior to the Change of Control, convert all or a portion of its shares of Series A Preferred Stock pursuant to Section 6(a), provided that if the Holder does not make such an election with respect to all of its shares of Series A Preferred Stock on or prior to the Notice Deadline, the Company shall redeem (the “Change of Control Redemption”) all of such Holder’s shares of Series A Preferred Stock that have not been so converted at a purchase price per share of Series A Preferred Stock, payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series A Preferred Stock multiplied by 200% and (B) the amount of cash and the Fair Market Value of any other property that the Holder would have received if such Holder had converted such share of Series A Preferred Stock into Class A Common Stock immediately prior to the Change of Control (the greater of (A) and (B), the “Change of Control Redemption Price”); provided that the Company’s obligation to make payment of the Change of Control Redemption Price at the time of the Change of Control Redemption shall be subject to the conditions set forth in Section 8(g).
(a) Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the effective date of a Change of Control (the “Change of Control Effective Date”) (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (the “Initial Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain (i) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed), (ii) a description of the material terms and conditions of the Change of Control and (iii) the then applicable Conversion Rate. No later than ten (10) Business Days prior to the Change of Control Effective Date as set forth in the Initial Change of Control Notice (or, if the Change of Control has already occurred as provided in the Initial Change of

Control Notice, promptly, but no later than the tenth (10th) Business Day following receipt thereof) (the “Notice Deadline”), any Holder that desires to exercise its rights pursuant to Section 8(a) shall notify the Company in writing thereof and shall specify (x) whether such Holder is electing to exercise its right to convert all or a portion of its shares of Series A Preferred Stock pursuant to Section 8(a), and (y) the number of shares of Series A Preferred Stock subject to such conversion.
(b) Final Change of Control Redemption Notice. Within two (2) Business Days prior to the Change of Control Effective Date (or if the Company discovers later than such date that a Change of Control has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company on the Business Day immediately prior to the date such notice is sent, which notice shall contain:
(i)a statement setting forth in reasonable detail the calculation of the Change of Control Redemption Price with respect to such Holder;
(ii)the Change of Control Purchase Date, which shall be no later than 60 days after such notice is sent; provided, that a reasonable amount of time shall be provided between delivery of such notice and the Change of Control Purchase Date to allow such Holder to comply with the instructions delivered pursuant to Section 8(c)(iii) below; and
(iii)the instructions a Holder must follow to receive the Change of Control Redemption Price in connection with such Change of Control.
(c) Change of Control Redemption Procedure. To receive the Change of Control Redemption Price, a Holder must surrender to the Transfer Agent in accordance with the instructions delivered pursuant to Section 8(c)(iii), the certificates representing the shares of Series A Preferred Stock to be repurchased by the Company or lost stock affidavits therefor, to the extent applicable, or book entry statements evidencing such shares, if uncertificated.
(d) Delivery upon Change of Control Redemption. Upon a Change of Control Redemption, subject to Section 8(g) and Section 8(j) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer of immediately available funds, the Change of Control Redemption Price for such Holder’s shares of Series A Preferred Stock.
(e) Treatment of Shares. Until a share of Series A Preferred Stock is redeemed by the payment or deposit in full of the applicable Change of Control Redemption Price as provided in Section 8(i), such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein; provided that no such shares of Series A Preferred Stock may be converted into shares of Class A Common Stock following the later of the Change of Control Effective Date and the Notice Deadline.
(f) Sufficient Funds. If the Company shall not have sufficient funds legally available under applicable law to redeem all shares of Series A Preferred Stock required under

Section 8(a) (the “Required Number of Shares”), the Company shall (i) redeem, pro rata among the Holders (for the avoidance of doubt, other than any shares that have been converted into Class A Common Stock in accordance with Section 8(a)), a number of shares of Series A Preferred Stock with an aggregate Change of Control Redemption Price equal to the maximum amount legally available for the purchase of shares of Series A Preferred Stock under applicable law and (ii) cause all shares of Series A Preferred Stock not redeemed under clause (g)(i) to be returned to the holders thereof, and (iii) shall purchase any and all such shares of Series A Preferred Stock that were not purchased because of the foregoing limitations at the applicable Change of Control Redemption Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law, and until such shares of Series A Preferred Stock that were not purchased are fully redeemed and the aggregate redemption price is paid in full, all of the unredeemed shares of Series A Preferred Stock shall remain outstanding and continue to have the rights, preferences, privileges and powers expressed herein. Notwithstanding the foregoing, in the event of a Change of Control Redemption pursuant to this Section 8 at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Redemption, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 8.
(g) Change of Control Agreements. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) a Change of Control Redemption in a manner that is consistent with and gives effect to this Section 8, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Redemption Price in respect of shares of Series A Preferred Stock that have not been converted into Class A Common Stock prior to the Change of Control Effective Date pursuant to Section 6 or this Section 8, as applicable.
(h) With respect to any share of Series A Preferred Stock to be redeemed by the Company pursuant to the Change of Control Redemption and which has been redeemed in accordance with the provisions of this Section 8, or for which the Company has irrevocably deposited an amount equal to the Change of Control Redemption Price in respect of such share with the Transfer Agent, (i) such share shall no longer be deemed outstanding and (ii) all rights with respect to such share shall cease and terminate other than the rights of the Holder thereof to receive the Change of Control Redemption Price therefor.

(i) Notwithstanding anything to the contrary contained in this Section 8, in the event of a Change of Control Redemption, the Company shall only pay the Change of Control Redemption Price in cash required above after paying in full in cash all obligations of the Company and its subsidiaries under any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money (including the termination of all commitments to lend, to the extent required by such credit agreement, indenture or similar agreement), which requires prior payment of the obligations thereunder (and termination of commitments thereunder, if applicable) as a condition to the payment of such Change of Control Redemption Price in cash; provided¸ that the foregoing shall not limit a Holder’s right to receive the Change of Control Redemption Price in cash under this Section 8, or a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 8.
SECTION 9. Redemption.
(a) Redemption at the Option of the Company.
(i)At any time on or after the seven (7)-year anniversary of the Original Issuance Date, the Company shall have the right (the “Company Redemption Right”) to redeem, in whole, but not in part, all shares of Series A Preferred Stock outstanding at such time at a redemption price equal to (A) the Liquidation Preference multiplied by (B), 200% (such price, the “Company Redemption Price”). Notwithstanding the foregoing, the Company will not exercise the Company Redemption Right, or otherwise send a Notice of Company Redemption, in respect of the redemption of any Series A Preferred Stock pursuant to this Section 9 unless the Company has sufficient funds legally available to fully pay the Company Redemption Price in respect of all shares of Series A Preferred Stock outstanding at such time. The Company Redemption Price shall be payable in cash.
(ii)To exercise the Company Redemption Right pursuant to this Section 9(a), the Company shall deliver written notice thereof (a “Notice of Company Redemption”) to the Holders and the Transfer Agent at least ten (10) days prior to the Redemption Date designated therein for such redemption. The Notice of Company Redemption shall contain instructions whereby Holders will surrender to the Transfer Agent certificates (if any) representing all shares of Series A Preferred Stock specified in the Notice of Company Redemption to be redeemed by the Company or book entry statements evidencing such shares, if uncertificated. The Company shall deliver or cause to be delivered to each Holder that has complied with the instructions set forth in such Notice of Company Redemption, cash by wire transfer in an amount equal to the Company Redemption Price of the shares of Series A Preferred Stock in respect of which such Holder has complied with such instructions in accordance herewith.
(iii)Prior to any redemption, each Holder of outstanding shares of Series A Preferred Stock may, at such Holder’s election, effective prior to such redemption on a date designated by the Holder, convert all or a portion of its shares of Series A Preferred Stock pursuant to Section 6(a).
(a) Redemption at the Option of the Holder At any time on or after the five (5)-year anniversary of the Original Issuance Date, the Requisite Holders shall have the right (the “Holder Redemption Right”) to cause the Company to redeem, in whole, but not in part, but only out of funds legally available therefor, all shares of Series A Preferred Stock outstanding at such time at a redemption price equal to (A) the Liquidation Preference multiplied by (B) (1) if the Redemption Date occurs at any time on or on or after the fifth (5th) anniversary of the Original Issuance Date and prior to the sixth (6th) anniversary of the Original Issuance Date, 150%, (2) if the Redemption Date occurs at any time on or after the sixth (6th) anniversary of the Original Issuance Date and prior to the seventh (7th) anniversary of the Original Issuance Date, 175%, or (3) if the Redemption Date occurs at any time on or after the seventh (7th) anniversary of the Original Issuance Date, 200% (such price, the “Holder Redemption Price”). To exercise the Holder Redemption Right pursuant to this Section 9(b), the Requisite Holders shall deliver written notice thereof (a “Notice of Holder Redemption”) to the Company (which notice may be delivered prior to the five (5)-year anniversary of the Original Issuance Date provided that such notice provides for a redemption on or after the five (5)-year anniversary of the Original Issuance Date). The Company shall notify all other Holders of the receipt of such notice within five (5) days following receipt of the Notice of Holder Redemption and in such notice set out the date on which the Company shall redeem the shares of Series A Preferred Stock set forth in the Notice of Holder Redemption and any other shares for which the Company receives a Notice of Holder Redemption, which shall be no less than ten (10) days from the date of such notice, and no more than twenty (20) days from the date of such notice.
(b) Effect of Redemption. With respect to any share of Series A Preferred Stock specified to be redeemed by the Company pursuant to the Company Redemption Right or the Holder Redemption Right and which has been redeemed in accordance with the provisions of this Section 9, or for which the Company has irrevocably deposited an amount equal to the Company Redemption Price or the Holder Redemption Price, as applicable, in respect of such share with the Transfer Agent, then (i) such share shall no longer be deemed outstanding and (ii) all rights with respect to such share shall cease and terminate.
SECTION 10. Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Class A Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 10(a), without having to convert their Series A Preferred Stock, as if they held a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible as of the date of such transaction pursuant to Section 6 (without regard for any of the limitations on convertibility contained therein):

(i) The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x (OS1 / OS0)
CR0    =    the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification
CR1    =    the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification
OS0    =    the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification (in each case before giving effect to any such dividend, distribution, subdivision, or consolidation)
OS1    =    the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such subdivision, combination or reclassification
Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been announced or declared.
(ii) The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 10(a)(viii) shall apply)), entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:
CR1 = CR0 x [(OS0+X) / (OS0+Y)]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance
X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.
For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.
Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.
(iii) The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 10(a)(v)) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except (1) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, (2) through an “accelerated share repurchase” on customary terms, or (3) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of

Class A Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:
CR1 = CR0 x [(FMV + (SP1 x OS1)) / (SP1 x OS0)]
CR0    =    the Conversion Rate in effect immediately prior to the close of business on the Expiration Date
CR1    =    the new Conversion Rate in effect immediately after the close of business on the Expiration Date
FMV    =    the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date
OS0    =    the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
OS1    =    the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
SP1    =    the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date
Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this Section 10(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 10(a)(iii).
In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv) The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends, distributions or issuances referred to in Section 10(a)(i) or Section 10(a)(ii) hereof, (B) Distribution Transactions as to which Section 10(a)(v) shall apply, (C) dividends or distributions paid exclusively in cash as to which Section 10(a)(vi) shall apply and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 10(a)(viii) shall apply (any of such shares of its Capital Stock, indebtedness, assets or other property or securities that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be increased based on the following formula:
CR1 = CR0 x [SP0 / (SP0 – FMV)]
CR0    =    the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1    =    the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0    =    the Current Market Price as of the Record Date for such dividend or distribution
FMV    =    the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Class A Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Class A Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(v) The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:
CR1 = CR0 x [(FMV + MP0) / MP0]

CR0    =    the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction
CR1    =    the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction
FMV    =    the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction
MP0    =    the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction
Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 10(a)(v), delivery of any additional shares of Class A Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 10(a)(v).
(vi) The Company makes a cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:
CR1 = CR0 x [SP0 / (SP0 – C)]
CR0    =    the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1    =    the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0    =    the Current Market Price as of the Record Date for such dividend or distribution
C    =    the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock; provided that, if C is equal to or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Class A Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
Any adjustment made pursuant to this clause (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such had dividend or distribution not been declared.
(vii) In the event the Company shall after the Original Issuance Date and until the second (2nd) anniversary of the Original Issuance Date, issue Additional Shares without consideration or for a consideration per share less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issuance, then the Conversion Rate for the Series A Preferred Stock shall be increased, concurrently with such issue, in accordance with the following formula:
CR1 = CR0 x [(OS0 + OS2) / (OS0 + OS1)]
CR1    =    the Conversion Rate of the Series A Preferred Stock in effect immediately after such issuance or deemed issuance of Additional Shares
CR0    =    the Conversion Rate of the Series A Preferred Stock in effect immediately prior to such issuance or deemed issuance of Additional Shares
OS0    =    the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Shares (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of any options or warrants outstanding immediately prior to such issuance or upon conversion or exchange of any convertible securities (including the Series A Preferred Stock) outstanding immediately prior to such issue)
OS1    =    the number of shares of Common Stock that would have been issued if such Additional Shares had been issued at a price per share equal to CR0 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CR0)
OS2    =    the number of such Additional Shares issued in such transaction
Any adjustment made pursuant to this clause (vii) shall be effective immediately after the close of business on the issue date of Additional Shares.
(viii)If the Company has a stockholder rights plan in effect with respect to the Class A Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Class A Common Stock, the rights under such rights plan relating to such Class A Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Class A Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of Common Stock as described in Section 10(a)(ii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 10(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 10(a)(i) or Section 10(a)(iv), as applicable.
To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Class A Common Stock actually issued pursuant to such rights.
Notwithstanding anything to the contrary in this Section 10(a)(viii), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.
(a) Applicable Adjustments. For purposes of the adjustments to the Conversion Rate set forth in Section 10(a)(i) through Section 10(a)(vi), references to dividends, issuances, grants, or other distributions to “all or substantially all holders of Common Stock” shall refer to any such dividends, issuances, grants, or other distributions made to (i) all or substantially all holders of the Class A Common Stock, (ii) all or substantially all of the holders of the Class B Common Stock and/or (iii) all or substantially all of holders of the Common Stock.
(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Class A Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date or redemption or repurchase date.
(c) When No Adjustment Required. (i) Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.
(i)Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.
(ii)No adjustment to the Conversion Rate will be made:
(A)upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;
(B)upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any Company Stock Plan or that certain stand-alone stock option agreement between the Company and the Founder;
(C)upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security pursuant to any agreement outstanding as of the date hereof, including the Series A Preferred Stock and the Series G Preferred Stock Warrant;
(D)upon the issuance of any shares of Class B Common Stock pursuant to any right or agreement outstanding as of the date hereof;
(E)upon the issuance of shares of Class A Common Stock upon conversion of Class B Common Stock; or
(F)for a change in the par value of the Class A Common Stock.
(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Rate as so adjusted.
(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.
(f) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 10, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):
(i)compute the adjusted applicable Conversion Rate in accordance with this Section 10 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and
(ii)provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.
(g) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 10(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Class A Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Class A Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 10.
(h) Fractional Shares. No fractional shares of Class A Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Class A Common Stock multiplied by the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole share of Class A Common Stock. In order to determine whether the number of shares of Class A Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted and/or issued on any single Conversion Date or Change of Control Purchase Date.

SECTION 11. Adjustment for Reorganization Events.
(a) Reorganization Events. In the event of:
(i)any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the total voting power of the outstanding Voting Stock of the Company is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;
(ii)any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Class A Common Stock is converted into cash, securities or other property; or
(iii)any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Class A Common Stock into other securities;
other than, in each case, any such transaction that constitutes a Change of Control, with respect to which, for the avoidance of doubt, the provisions of Section 8 shall apply (each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 11(d) and Section 12(b), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a Record Date that is prior to the applicable Conversion Date, other than Participating Dividends with respect to the Series A Preferred Stock being converted) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Class A Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Class A Common Stock held by such Constituent Person or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Class A Common Stock.

(b) Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of Capital Stock received by the holders of the Class A Common Stock in any such Reorganization Event.
(c) Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property (a “Reorganization Event Notice”). Failure to deliver a Reorganization Event Notice shall not affect the operation of this Section 11.
(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into Capital Stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.
SECTION 12. Voting Rights.
(a) General. Except as provided in Section 12(b) or required by applicable law, Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Class A Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Class A Common Stock on all matters submitted to a vote of the holders of Class A Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company); provided that if a filing under the HSR Act is required for a Holder of shares of Series A Preferred Stock with respect to either its acquisition of such shares of Series A Preferred Stock or any conversion of the Series A Preferred Stock, then such Holder’s shares of Series A Preferred Stock shall have no right to vote on matters submitted to vote of the holders of any series of the Capital Stock of the Company pursuant to this Section 12(a) until the expiration or earlier termination of the applicable waiting period under the HSR Act, but the Holders shall at all times be entitled to the voting and consent rights set forth in Section 12(b). Subject to the foregoing, each Holder of Series A Preferred Stock shall be entitled to the number of votes equal to the product of (i) the largest number of whole shares of Class A Common Stock into which all issued and outstanding shares of Series A Preferred Stock could be converted pursuant to Section 6 multiplied by (ii) a fraction the numerator of which is the number of shares of Series A Preferred Stock held by such Holder and the denominator of which is the aggregate number of issued and outstanding shares of Series A Preferred Stock, in each case, at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at and as of the date such vote or consent is taken or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Certificate of Incorporation and Bylaws of the Company.
(b) Negative Covenants. For so long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of the stockholders required by law or by the Certificate of Incorporation, each and any of the following events and actions set forth in this Section 12(b) shall require, and cannot be effected or undertaken (and shall be void ab initio and ultra vires) without the affirmative vote or consent of the Requisite Holders, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, whether or not such approval is required pursuant to the DGCL:
(i)any amendment, modification, alteration, repeal or waiver (whether by merger, consolidation or otherwise) of any provision of (A) the Certificate of Incorporation (other than this Certificate of Designations and the amendment to this Certificate of Designations pursuant to and in accordance with Section 5.08(j) of the Investment Agreement) or Bylaws that would have an adverse effect on the rights, preferences, privileges or powers (voting or otherwise) of the Series A Preferred Stock or the Holders thereof or (B) any provision of this Certificate of Designations (other than the amendment to this Certificate of Designations pursuant to and in accordance with Section 5.08(j) of the Investment Agreement);
(ii)any amendment, modification, or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action to (A) authorize or create, or increase the number of authorized or issued shares of, (B) authorize, create or increase the number of authorized or issued securities convertible into shares of, or (C) reclassify any security into, or (D) issue (x) any Parity Stock or Senior Stock, or (y) any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series A Preferred Stock as to the rights, preferences and privileges of the Series A Preferred Stock;
(iii)any increase in the authorized number of shares of Series A Preferred Stock or any issuance of shares of Series A Preferred Stock after the Original Issuance Date;
(iv)any incurrence, assumption or endorsement of indebtedness for borrowed money, or any other agreement to become liable for any indebtedness for borrowed money (including guarantees of indebtedness for borrowed money), or any issuance of debt securities for borrowed money, in the aggregate of more than $50,000,000 (taken together with all indebtedness for borrowed money incurred by the Company following the Original Issuance Date), other than trade credit incurred in the ordinary course of business, or any incurrence, assumption, or endorsement, or any other agreement to become liable for (including guarantees), or any issuance of debt securities for, indebtedness for borrowed money that prohibits or otherwise restricts redemption of the Series A Preferred Stock in accordance with its terms;

(v)any redemption, purchase or other acquisition (or payment into or setting aside of funds for a sinking fund for such purpose) of any of the Capital Stock of the Company, other than the following:
(A)repurchases of Capital Stock deemed to occur upon the exercise of stock options to the extent the Capital Stock represents a portion of the exercise price thereof and satisfaction of any tax obligations related thereto;
(B)repurchases of Capital Stock held by current or former officers, directors, employees or consultants (or their transferees, spouses, ex-spouses, estate heirs, family members or beneficiaries under their estates) (including, without limitation, upon their death, disability, retirement, severance or termination of employment or service) pursuant to the terms of any employment contract, benefit plan or other similar arrangement approved by the Board with or for the benefit of any such Person;
(C)redemptions contemplated in Section 8 or Section 9; and
(D)repurchases deemed to occur in lieu of issuing fractional shares pursuant to Section 10(i);
(vi)any change to the principal business of the Company, or exiting the principal business of the Company;
(vii)any entry into any merger or acquisition (in one transaction or a series of related transactions) involving the payment, contribution or assignment by the Company or to the Company of any equity interest or assets in excess of $50,000,000, or any divestiture of any rights, properties or assets of the Company (in one transaction or a series of related transactions) for consideration in excess of $100,000,000;
(viii)the declaration or payment of a dividend or other distribution with respect to any shares of the Capital Stock of the Company;
(ix)the liquidation, dissolution or winding up of the affairs of the Company, or the voluntarily declaration of bankruptcy, or making of an assignment for the benefit of creditors, or the filing of any petition seeking relief under bankruptcy rearrangement, reorganization or other debtor relief laws of the United States or any state or any other competent jurisdiction for the Company;
(x)the entry into any transaction with an Affiliate of the Company, other than a transaction on terms no less favorable to the Company than would be obtained in an arms’ length transaction with a bona fide third party, and approved by a majority of the disinterested directors on the Board, other than the following:
(A)transactions among the Company and its Subsidiaries; and

(B)director, officer and employee compensation (including bonuses) and other benefits (including, without limitation, retirement, health, incentive equity and other benefit plans) and expense reimbursement and indemnification agreements and severance agreements, subject in each case to the approvals set forth in Section 12(b)(xi) and (xii);
(xi)any increase in the number of shares of Capital Stock available for grant under any Company Stock Plan or other equity (or equity-linked) compensation plan;
(xii)in any fiscal year, any approval of options or grants under any Company Stock Plan or any other equity (or equity-linked) compensation plan, or any other options or grants outside of compensation plans that, in the aggregate with all other such options and grants approved during that fiscal year, represent on an as-exercised and net basis more than 3.75% of the total number of shares Common Stock (determined on a fully diluted basis, excluding any shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock) outstanding on the last day of the immediately preceding fiscal year;
(xiii)until the third (3rd) anniversary of the Original Issuance Date, any increase to the amount of any publicly-reported non-GAAP (i) sales and marketing, (ii) research and development and (iii) general and administrative expense in the Board-approved budget (as in effect as of January 1st of the applicable fiscal year) if the Company’s actual expenditure with respect to any such expense over two consecutive fiscal quarters is on average greater than 110% of the Board-budgeted amount for such expense over that period; or
(xiv)the termination without cause of the employment of the Founder, the Company’s Head of Finance and Administration (or equivalent executive officer), or the Company’s Head of Revenue (or equivalent executive officer);
provided, however, that the authorization or creation of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series A Preferred Stock) into, or the issuance of, Junior Stock, will not require the vote the holders of the Series A Preferred Stock.
    For purposes of this Section 12, the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation.
(c) Notwithstanding anything to the contrary in this Certificate of Designations, any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that adversely affects the Conversion Price, Conversion Rate, Liquidation Preference, Change of Control Redemption or Change of Control Redemption Price, Company Redemption Right, Holder Redemption Right, or the Applicable Redemption Price

shall not be effective as to the shares of Series A Preferred Stock held by any Holder without the consent of such Holder.
(d) Each Holder of Series A Preferred Stock will have one vote per share held by such Holder as of the applicable record date on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
(e) The affirmative vote or consent of the Requisite Holders, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the provisions of Section 8(h) of this Certificate of Designations, and any amendment or waiver of any of the provisions of Section 8(h) approved by such percentage of the Holders shall be binding on all of the Holders.
(f) For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, the Holders of Series A Preferred Stock shall have the exclusive consent and voting rights set forth in Section 12(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.
SECTION 13. Preemptive Rights. Except for the right to participate in any issuance of new equity securities by the Company as set forth in the Investment Agreement, and without prejudicing the rights of the Holders expressly set forth in this Certificate of Designations, the Holders shall not have any preemptive rights.
SECTION 14. Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.
SECTION 15. Creation of Capital Stock. Subject to Section 12(b)(ii), Section 12(b)(iii), Section 12(b)(xi), or Section 12(b)(xii), the Holder’s preemptive rights under the Investment Agreement, and any requisite adjustment of the Conversion Rate as may be required under Section 10 or Section 11, the Board, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.
SECTION 16. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
SECTION 17. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A.. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace

Computershare Trust Company, N.A. or such other Person at any time. Upon any such appointment or removal, the Company shall send or cause to be sent notice thereof to the Holders.
SECTION 18. Replacement Certificates. (a) Mutilated, Destroyed, Stolen or Lost Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent for cancellation. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.
(a) Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver certificates representing the shares of Class A Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.
SECTION 19. Taxes.
(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
(b) Withholding; Tax Treatment. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes by the Company or its paying agent to the extent required by the Code, Treasury Regulations, or other applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders; provided, that to the extent that a Holder has previously delivered an appropriate Internal Revenue Service (“IRS”) Form W-8 or W-9 to the Company

establishing an exemption for U.S. federal withholding (including backup withholding), the Company shall not be permitted to withhold unless the Company has provided the Holder advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given the Holder a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Company shall furnish the Holder with copies of any tax certificate, receipt or other documentation reasonably acceptable to the Holder evidencing such payment. Absent a change in law or a contrary determination (as defined in Section 1313(a) of the Code), the Holders and the Company agree (i) not to treat the Series A Preferred Stock as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes, (ii) not to treat any Common Dividend that may be paid on the Common Stock in which the Series A Preferred Stock participates as giving rise to a “disproportionate distribution” within the meaning of Section 305(b)(2) of the Code with respect to the corresponding Participating Dividend to be received by a Holder in the same type and amount of consideration pursuant to Section 4(a), and (iii) not to take any action, other than any action contemplated by this Certificate of Designation or the Investment Agreement, that would reasonably be expected to cause any Holder to recognize taxable income by reason of the operation of Section 305(b)(2) of the Code. Absent a change in law or a contrary determination (as defined in Section 1313(a) of the Code), the Company shall treat any adjustment to the Conversion Price pursuant to Section 10 as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income tax and withholding purposes, and shall not take any position inconsistent with such treatment.
SECTION 20. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by nationally recognized private courier service addressed: (i) if to the Company, to its office at Blend Labs, Inc., 415 Kearny Street, San Francisco, CA 94108 (Attention: Head of Finance and Administration), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given in writing.
SECTION 21. Facts Ascertainable. When any term of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Original Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 22. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Requisite Holders; provided that any waiver that adversely affects the Conversion Price, Conversion Rate, Liquidation Preference, Change of Control Redemption or Change of Control Redemption Price, Company Redemption Right, Holder Redemption Right, or the Applicable Redemption Price shall not be effective as to the shares of Series A Preferred Stock held by any Holder without the consent of such Holder.
SECTION 23. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
SECTION 24. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Company and the Investor Parties, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Investor Parties or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, Subsidiaries (other than the Company and its Subsidiaries), or any of their respective designees on the Board and/or any of their respective representatives who, from time to time, may act as officers of the Company, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer solely in his or her capacity as a director or officer of the Company. Any Person purchasing or otherwise acquiring any interest in any shares of Capital Stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 24. Neither the alteration, amendment or repeal of this Section 24, nor the adoption of any provision of the Certificate of Incorporation or this Certificate of Designations inconsistent with this Section 24, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Section 24 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 24, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Section 24 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 24 (including, without limitation, each portion of any paragraph of this Section 24 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 24 (including, without limitation, each such portion of any paragraph of this Section 24 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law. This Section 24 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director, officer, employee or agent of the Company under the Certificate of Incorporation, the Bylaws, any other agreement between the Company and such director, officer, employee or agent or applicable law.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 29th day of April, 2024.

    BLEND LABS, INC.

    By: /s/ Nima Ghamsari
    Name: Nima Ghamsari
    Title: Head of Blend

[Signature Page to Certificate of Designations]